Exhibit 10.1

October 11, 2004

Ta-Wei Chien

Separation Date and Consulting Period

Dear Ta-Wei,

This amended and restated consulting agreement amends and supercedes the prior consulting agreement between you and TiVo Inc. (the “Company”), dated August 3, 2004. The effective date of this amended and restated agreement is August 3, 2004.

Your employment with the Company will terminate on August 3, 2004 (the “Separation Date”). For the period commencing on the Separation Date and ending nine (9) months later on May 2, 2005 (the “Consulting Period”), you agree to provide consulting services to the Company, on such dates and times as the Company may request and that are reasonably agreeable to you, to complete the business that you had begun in the areas of manufacturing and licensing based on the scope of your duties during your term of employment with the Company. In order to compensate you as a non-employee consultant, your existing stock options that would have vested according to their original vesting schedules during the Consulting Period will be accelerated and shall immediately vest as of your Separation Date and these stock options, along with your currently vested stock options, shall remain exercisable during the Consulting Period. You will have the standard ninety (90) days from the date of the end of the Consulting Period to exercise your vested stock options before they terminate.

/s/ Ta-Wei Chien	10/12/2004 Date
Ta-Wei Chien

/s/ David H. Courtney	10/11/2004 Date
David H. Courtney